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                                                                     Exhibit 8.2

[LOGO OF TORYS LLP]                                   237 Park Avenue
                                                      New York, New York
                                                      10017.3142

                                                      TEL  212.880.6000
                                                      FAX  212.682.0200

                                                      www.torys.com


                                                      April __, 2002


Novametrix Medical Systems Inc.
5 Technology Drive
Wallingford, CT 06492

     Re:  Federal Income Tax Consequences of Agreement and Plan of Merger

Gentlemen and Ladies:

     We have acted as counsel for Novametrix Medical Systems Inc., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of Respironics Holdings, Inc., a Delaware corporation ("Merger Sub") and a direct wholly-owned subsidiary of Respironics, Inc., a Delaware corporation ("Parent"), with and into the Company pursuant to an Agreement and Plan of Merger dated as of December 17, 2001, by and between Merger Sub and the Company (the "Merger Agreement"). In the Merger each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), other than shares of Company Common Stock held by the Company, any subsidiary of the Company, Parent or Merger Sub immediately prior to the effective time of the Merger, will be converted into a right to receive a fraction of a fully paid and non-assessable share of common stock, par value $.01 per share, of Parent ("Parent Common Stock").

     In that connection you have requested our opinion regarding certain federal income tax consequences of the Merger. In reaching the opinion expressed below, we have examined the Merger Agreement, the Form S-4 filed pursuant to the Securities Act of 1933 in connection with the Merger (the "Registration Statement"), the representations made to us by the Company and Parent in their respective letters to us, each dated the date hereof, which have been delivered to us for purposes of this opinion (the "Representation Letters"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that:

          (i) original documents submitted to us (including signatures thereto) are authentic, documents submitted as copies conform to the original documents, and that all such documents have been (or will be by the effective time of the Merger) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

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          (ii)  the Merger will be consummated in accordance with the current terms of the Merger Agreement, without waiver, modification or breach of any of the material terms and conditions thereof;

          (iii) the statements concerning the Merger set forth in the Registration Statement and the other documents referred to herein are and, as of all relevant times, will be true, accurate and complete;

          (iv) the representations set forth in each of the Representation Letters are and, as of all relevant times, will be true, accurate and complete; and

          (v) no actions have been (or will be) taken which are inconsistent with any representation contained in either of the Representation Letters.

     If any of the above-mentioned assumptions are untrue for any reason or if the Merger is consummated in a manner inconsistent with the manner described in the Merger Agreement or the Registration Statement, the opinion expressed below may not be relied upon.

     Based upon and subject to the foregoing, it is our opinion that:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          (ii) each of Parent, Merger Sub and the Company will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          (iii) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger;

          (iv) no gain or loss will be recognized by stockholders of the Company who receive solely Parent Common Stock in exchange for their shares of Company Common Stock (see clause (vii) below with respect to cash received in lieu of fractional shares);

          (v) the aggregate tax basis of the shares of Parent Common Stock to be received by the stockholders of the Company will be the same as the aggregate tax basis of the shares of Company Common Stock exchanged therefor (reduced by any amount allocable to fractional share interests for which cash is received);

          (vi) the holding period of the shares of Parent Common Stock received by a stockholder of the Company will include the period during which the Company Common Stock surrendered in exchange therefor was held by such stockholder, provided such Company Common Stock was held as a capital asset by such stockholder at the time of the exchange; and

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          (vii) a stockholder of the Company who receives cash instead of a fractional share of Parent Common Stock will be treated as having received the fractional share of Parent Common Stock pursuant to the Merger and then having exchanged the fractional share for cash in a redemption by Parent. The holder will recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share of Parent Common Stock and the basis allocable to the fractional share of Parent Common Stock.

     This opinion is intended solely for your use and may not be relied upon by any other person without our express written permission. Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "THE MERGER
- Material United States Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Registration Statement.

                                       Very truly yours,